Exhibit 5.1

Helport AI Limited	D +852 3656 6054
E nathan.powell@ogier.com
D +852 3656 6073
E rachel.huang@ogier.com

Reference: NMP/RYH/510506.00001

10 July 2026

Helport AI Limited (the Company)

We have been requested to provide you with an opinion on matters of British Virgin Islands law in connection with the offering and sale of up to US$9,550,000 of shares of a single class each with a par value of US$0.0001 of the Company (the Shares) under the At Market Issuance Sales Agreement among the Company and Lake Street Capital Markets, LLC dated 10 July 2026 (the Sales Agreement) and the Company’s registration statement on Form F-3 dated 30 March 2026 (the Registration Statement) filed the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, the prospectus contained therein, and the prospectus supplement dated 10 July 2026, forming a part of such prospectus (the Prospectus Supplement). We are furnishing this opinion as Exhibit 5.1 to the Company’s current report on Form 6-K to be furnished to the Commission on 10 July 2026 (the Form 6-K).

No opinion is expressed herein as to any matter pertaining to the contents of the Form 6-K and the Registration Statement other than as expressly stated herein with respect to the issue of the Shares.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies or drafts of the documents set out below (the Documents). In addition, we have examined the corporate and other documents and conducted the searches listed below. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to below:

(a)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on 21 November 2024 (the Company Registry Records);

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(b)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 21 November 2024 (the Court Records);

(c)	the Company Registry Records and the Court Records each as updated by update searches on 10 July 2026 (the Company Registry Records and the Court Records together, and as updated, the Public Records);

(d)	a certificate of incumbency in respect of the Company dated 25 March 2026 (the Certificate of Incumbency) issued by the registered agent of the Company;

(e)	a certificate of good standing dated 24 March 2026 (the Good Standing Certificate) issued by the Registry of Corporate Affairs in the British Virgin Islands in respect of the Company;

(f)	the register of directors of the Company dated 11 November 2025 (the Register);

(g)	the unanimous written resolutions of the board of directors of the Company dated 15 April 2026 (the Board Resolutions);

(h)	the Sales Agreement;

(i)	the Registration Statement;

(j)	the Prospectus Supplement; and

(k)	the Form 6-K.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 1 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 2 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BVI Business Companies Act, 2004 (the BCA) on 3 October 2023, and is validly existing and, based solely on the Good Standing Certificate, is in good standing under the laws of the British Virgin Islands. It is a separate legal entity and subject to suit in its own name and has the capacity to sue in its own name.

Issuance of Shares

(b)	The Shares to be offered and issued by the Company as contemplated by the Registration Statement and the Sales Agreement have been duly authorised and, when issued by the Company upon:

(i)	payment in full of the consideration as set out in the Registration Statement and the Sales Agreement and in accordance with the terms set out in the Registration Statement and the Sales Agreement and in accordance with the Company’s memorandum and articles of association; and

(ii)	the entry of those Ordinary Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

4	Limitations

4.1	We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation into such laws of any other jurisdiction and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands;

(b)	in relation to any representation or warranty made or given by the Company in the Documents or, save as expressly set out herein, as to whether the Company will be able to perform its obligations under the Documents;

(c)	as to the commercial terms of the Documents (or as to how the commercial terms of the Documents reflect the intentions of the parties) or, except to the extent that this opinion expressly provides otherwise, the validity, enforceability or effect of the Documents, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Documents and any other agreements into which the Company may have entered or any other documents, unless this opinion expressly provides otherwise;

(d)	as to whether the acceptance, execution or performance of the obligations of the Company under the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Company’s memorandum and articles of association) entered into by or binding on the Company; or

(e)	as to the rights, title or interest of the Company to or in, or the existence of, any property or assets that are the subject of the Documents.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Form 6-K. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier

Ogier

Schedule 1

Assumptions

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Good Standing Certificate, the Certificate of Incumbency and the Register is accurate and complete as at the date of this opinion.

5	All copies of the Documents are true and correct copies and the Documents conform in every material respect to the latest drafts of the same produced to us and, where any of the Documents has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

6	The Board Resolutions remain in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transactions approved in the Board Resolutions and each of the directors does not have a financial interest in or other relationship to a party of the transactions approved in the Board Resolutions which has not been properly disclosed in the Board Resolutions.

7	All parties to the Registration Statement and the Documents other than the Company (and other than any party that is an individual) are duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

8	All parties to the Documents (other than the Company) have the capacity, power and authority to exercise their rights and perform their obligations under such Documents.

9	Each of the Documents has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the British Virgin Islands).

10	The obligations expressed to be assumed by the Company and by the other parties in each of the Documents constitute legal, valid, binding and enforceable obligations of such parties under all applicable laws (other than the laws of the British Virgin Islands).

11	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the British Virgin Islands. In particular, but without limitation to the previous sentence.

12	The laws or public policies of any jurisdiction other than the British Virgin Islands will not adversely affect the capacity or authority of the Company.

13	Neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

14	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

15	The information and documents disclosed by the searches of the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration by any party (other than the Company), or which is required by the laws of the British Virgin Islands to be delivered for registration by any party (other than the Company), which was not included and available for inspection in the Public Records.

16	The Company has complied with, or will comply with, its obligation to file (unless the Company is within one of the statutory exceptions to the obligation to file) a financial return (each an Annual Return) pursuant to Section 98A of the BCA with its registered agent in respect of each year for which such a return is due within the timeframe prescribed by the BCA, and the registered agent has not made any notifications to the Registrar of Corporate Affairs of any failure by the Company to file its Annual Return as required and within the time frame prescribed pursuant to Section 98A(4) of the BCA.

17	There is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein.

Schedule 2

Qualifications

Good standing

1	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee and/or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies in the British Virgin Islands.

2	Under the BCA, a copy of the Company’s register of directors which is complete must be filed by the Company at the Registry of Corporate Affairs. Failure to make this filing will render the Company liable to a penalty fee and if the filing is not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

3	Under the BCA, an annual financial return, in the prescribed form, must be filed by the Company with its registered agent in respect of each year for which one is due within the timeframe prescribed by the BCA for that year (unless the Company is within one of the statutory exceptions to the obligation to file). Failure to make this filing when due will render the Company liable to a penalty fee and where the Company is liable to the maximum penalty and has not filed its annual return, the Company will be liable to be struck off and dissolved from the Register of Companies.

4	Under the BCA, unless the Company is within one of the statutory exceptions to the obligation to file and is compliant with any conditions for the relevant exception(s) to apply, a copy of the Company’s register of members which is complete and certain prescribed beneficial ownership information for the Company must be filed by the Company at the Registry of Corporate Affairs. Failure to make these filings will render the Company liable to penalty fees and if the filings are not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

5	For the purposes of this opinion “in good standing” means only that the Registrar of Corporate Affairs is satisfied that the Company is deemed to be in good standing under Section 235 of the BCA on the date of issue of the Good Standing Certificate. Notwithstanding any expiry date referred to in the certificate, the Company shall cease to be in good standing under Section 235 of the BCA if the Registrar of Corporate Affairs is not, or ceases to be, satisfied that the Company: (i) is on the Register of Companies; (ii) has paid all fees, annual fees and penalties due and payable; (iii) has filed with the Registrar of Corporate Affairs when due a copy of its registers of directors in accordance with and to the extent required by the BCA; and (iv) has filed with the Registrar of Corporate Affairs when due a copy of its registers of members in accordance with and to the extent required by the BCA; and (v) has filed with the Registrar of Corporate Affairs when due beneficial ownership information in accordance with the BCA; and/or where the Registrar of Corporate Affairs has received any notification that the Company has failed to file its annual return in accordance with and to the extent required by the BCA. We have made no enquiries into the Company’s good standing with respect to any other filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA. We have made no enquiries into whether the copy of the register of directors, the copy of the register of members or the Company’s beneficial ownership information filed at the Registry of Corporate Affairs matches the details set out on the Certificate of Incumbency or whether the annual return filed by the Company with its registered agent is in the prescribed form as required pursuant to the BCA.

Public Records

6	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search or notifications made to the Registrar of Corporate Affairs by the registered agent of any failure by any Company to file its register of directors, register of members, beneficial ownership information and/or annual return as required and within the time frame prescribed by the BCA;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver and the absence of a registered notice of appointment of a receiver is not conclusive as to there being no existing appointment of a receiver in respect of the Company or its assets.

Non-assessable

7	In this opinion, the phrase “non-assessable” means, with respect to the Equity Securities, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on such Equity Securities by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of members

8	Under the BCA, the entry of the name of a person in the register of members as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person.